UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 15, 2011

COSINE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-30715	94-3280301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

61 East Main Street, Suite B Los Gatos, California 95030
(Address of principal executive offices) (Zip Code)

(408) 399-6494
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2011, the Board of Directors of CoSine Communications, Inc. (the “Company”) approved a 2011 Incentive Stock Plan (the “2011 Plan”). The 2011 Plan will be used for future grants of stock options, restricted stock, stock appreciation rights, and other equity incentives or stock or stock based awards, including awards to made effective February 15, 2011. The material terms of the 2011 Plan are described below.

The 2011 Plan authorizes (1) the issuance of stock grants and other stock-based awards to the Company's employees, directors and consultants, (2) the grant of incentive stock options to the Company's employees and (3) the grant of non-qualified options to the Company's employees, directors and consultants. The purpose of these awards is to attract and retain key personnel by providing long term, equity-based incentives through ownership in the Company.

Stock options granted under the 2011 Plan may either be incentive stock options or non-qualified stock options. The 2011 Plan will be administered by the Board of Directors of the Company, or by a committee appointed under the Board.  The exercise price per share of a stock option, which is determined by the Board of Directors, may not be less than 100% of the fair market value of the common stock on the date of grant. If an incentive stock option is granted to an optionee who owns more than 10% of the total combined voting power of the Company, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant.

An optionee's ability to exercise his or her shares is subject to the vesting of the option. At the time of the grant, a vesting period is established, which generally extends over a period of a few years. After the option vests, an optionee will be able to exercise the option with respect to the vested portion of the shares and ultimately with respect to all of the vested shares, until the expiration or termination of the option. For non-qualified options the term of the option is determined by the Board of Directors, or by a committee appointed under the Board. For incentive stock options the term of the option is not more than ten years. However, if the optionee owns more than 10% of the total combined voting power of the Company, the term of the incentive stock option will be no longer than five years. In the event of an option participant's termination of service with the Company, he or she may exercise his or her option within the term designated in the participant's option agreement. In general, if the termination is due to death or disability, the option will remain exercisable for 6 months.

The 2011 Plan also provides for the issuance of an outright grant of common stock or a stock grant that is deemed restricted. Restricted stock is common stock that is subject to a substantial risk of forfeiture until the end of a "restricted period" during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited to the Company. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares; but he or she may not sell the shares until the restrictions are lifted. The 2011 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, performance stock awards, and restricted stock unit awards.

The 2011 Plan automatically terminates on February 15, 2021, unless it is terminated earlier by a vote of the Company's stockholders or the Board of Directors; provided, however, that any such action does not affect the rights of any participants of the 2011 Plan. In addition, the 2011 Plan may be amended by the stockholders of the Company or the Board of Directors, subject to stockholder approval if the Board of Directors determines it is of a scope that requires stockholder approval.

The foregoing description of the 2011 Plan contained in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the 2011 Plan, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, on February 15, 2011, the Board established the following compensation structure for the Board effective January 1, 2011:

Annual cash retainer for Directors	$20,000
Annual equity award for Directors (50% to vest immediately and 50% to vest on the one year anniversary of the date of grant)	$50,000

In connection with the 2011 Board compensation structure, Terry R. Gibson, the Company’s sole executive officer, was granted in his capacity as a director of the Company an annual cash retainer of $20,000 and equity awards in form of restricted stock in the amount of $50,000, 50% to vest immediately and 50% to vest on the one year anniversary of the date of grant.  Pursuant to the Company’s service agreement with SP Corporate Services LLC, SP Corporate Services LLP is responsible for Mr. Gibson’s compensation and benefits for his serving as our sole executive officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of 2011 Incentive Stock Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 21, 2011	By:	/s/Terry R. Gibson
Terry R. Gibson,
Chief Executive Officer, Chief Financial Officer and Secretary (Principal Executive, Financial and Accounting Officer and Duly Authorized Officer)

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Form of 2011 Incentive Stock Plan